EXHIBIT 99.1


FOR IMMEDIATE RELEASE
_____________________


CONTACT:    Judianne Atencio
            Director of Communications
            EchoStar Communications Corp.
            303/723-2010
            judianne.atencio@echostar.com


              ECHOSTAR COMMUNICATIONS CORPORATION ANNOUNCES $400
                        MILLION RULE 144A OFFERING

Littleton, Colo., Monday, Nov. 29, 1999 - EchoStar Communications Corporation (NASDAQ:DISH, DISHP) today announced that it is offering $400 million aggregate principal amount of Convertible Subordinated Notes due 2006, in accordance with Securities and Exchange Commission Rule 144A. The net proceeds of the offering are expected to be used to fund subscriber acquisition costs, for capital expenditures in connection with the construction and launch of additional satellites or for other general corporate purposes (including potential acquisitions and debt service). The notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration under such Act or an applicable exemption from registration requirements.

EchoStar Communications Corp., includes three interrelated business units:

* DISH Network TM is EchoStar's state-of-the-art direct broadcast satellite system that is capable of offering over 500 channels of digital video and CD-quality audio programming, fully MPEG-2/DVB compliant hardware and installation. DISH Network was also ranked number one in customer satisfaction among satellite/cable TV subscribers by the J.D. Power and Associates 1999 Cable/Satellite TV Customer Satisfaction Study.

* EchoStar Technologies Corporation designs, manufactures and distributes DBS set-top boxes, antennas and other digital equipment for the DISH Network and various international customers that include ExpressVu Canada and the Via Digital system in Spain. ETC provides construction, oversight and project integration services for customers internationally. ETC also oversees EchoStar Data Networks Corporation in Atlanta, a leading supplier of MediaStream R technology for distributing Internet content over satellite networks.

* Satellite Services provides the delivery of video, audio and data services to business television customers and other satellite users. These services include satellite uplink, satellite transponder space usage and other services. Satellite Services also administers Sky Vista, a direct broadcast satellite service offering popular digital satellite television programming to viewers in Alaska, Hawaii, Puerto Rico and the U.S. territories in the Caribbean.

    DISH Network, which currently serves over 3.1 million customers, is a trademark of EchoStar Communications Corporation. DISH Network is located on the Internet at www.dishnetwork.com.

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